EXHIBIT 99.1

Wits Basin Executes Definitive Agreements to
Acquire the Balance of FSC Project

Minneapolis, Minnesota, December 13, 2007 - Wits Basin Precious Minerals Inc. (OTCBB: WITM) is pleased to announce that it has executed definitive agreements for the right to acquire the remaining equity interest in Kwagga Gold (Barbados) Limited. Wits Basin owns 35% of the issued and outstanding shares of capital stock of Kwagga, which, through its wholly-owned subsidiary Kwagga Gold (Proprietary) Limited, holds certain mineral exploration rights in South Africa. This project is referred to as the FSC Project. Pursuant to an August 2004 shareholders agreement, Wits Basin was provided the right to earn an additional 15% equity interest with an additional investment of US$1.4 million to be utilized towards exploration expenditures.

With the execution of the Sale of Shares Agreement, dated December 12, 2007, between and among AfriOre International (Barbados) Limited, Wits Basin and Kwagga, Wits Basin has the right to acquire the remaining 65% equity interest of Kwagga, subject to the additional investment of US$1.4 million and the consent of the Minister of Minerals and Energy, South Africa. This consent is for a change in the controlling interest of Kwagga Gold (Proprietary) Limited. These interests that Wits Basin currently does not own are being bought by an exchange of notes and royalties.

Chairman Vance White said, “In February 2007, AfriOre was acquired by Lonmin Plc of London, England for CAN$400 million in an all-cash transaction. Lonmin, believed to be the third largest Platinum Group Metals producer in the world, expressed interest in the disposition of this gold asset as it did not fit their primary project profile. Lonmin will retain a vested interest in this property through its potential royalty participation as well as our payment of US$1.162 million, which is required to be paid before December 31, 2008.”

White continued, “We have long held tremendous excitement for the exploration prospects of this project. We believe the initial geological model has been proven and our most recent compilation of material has identified the next series of drill targets. This leads us to the excitement of the possibility and hope of the discovery of a new goldfield in one or more of the planned targets. Moving forward, we look forward to working with the management team we have assembled on the ground. This team is comprised of the former AfriOre officers, engineers and technicians who previously managed this project.”

About the FSC Property
The FSC Project is located adjacent and to the south of the historic Witwatersrand Basin in the Republic of South Africa. The Company acquired this project in June 2003 and the initial exploration efforts began on October 2003. The first drill hole (BH47), completed in June, was drilled in the western structural block to a depth of 2,984 meters (approximately 9,800 feet) and intersected a well developed succession of lower Proterozoic rocks confirmed the initial geological model, including the existence of overlying cover rock stratigraphies similar to those found in the main Witwatersrand Basin. The second drill hole (BH48) identified a number of bands of pyrite mineralization which, while returning assay results with negligible amounts of gold, nevertheless were consistent with similar features encountered throughout the rocks also found in the main Witwatersrand Basin.

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About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in three exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM), visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties include, among others, the Company's ability to obtain or maintain regulatory approvals; the Company's ability to obtain necessary financing; the outcome of the Company’s litigation with Easyknit; the Company's ability to complete the various mining project acquisitions in the People's Republic of China, which are subject to execution of final documentation, completion of due diligence and receipt of necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"). The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact:
Wits Basin Precious Minerals Inc.
Chairman Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz